1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI's BOARD DECLARES DIVIDEND

         ATCHISON, Kan., August 27, 2004—The Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) yesterday declared a dividend of fifteen cents ($0.15) per share on the company’s common stock. The dividend is payable on November 4, 2004 to stockholders of record as of October 7, 2004.

         “The remarkable progress which has been made in the specialty ingredients area of the company’s business figured prominently into our decision to pay this dividend,” said Board Chairman Cloud L. “Bud” Cray. “This past fiscal year’s performance was driven by a significant increase in sales of these products, which form the foundation of MGPI’s growth strategy. The board fully supports this strategy and has great confidence in the company’s ability to continue to build on it going forward.”

         As the result of MGPI’s recent two-for-one stock split, the aggregate amount of the dividend that was approved yesterday is approximately $2,387,000 compared to the aggregate amount of $1,148,000 that was distributed under a dividend of 15 cents per share to holders of the company’s common stock last November.

         In business since 1941, MGP Ingredients is a pioneer in the development and production of natural grain-based products, including specialty and commodity wheat proteins and starches, and food grade and fuel grade alcohol. The company operates facilities in Atchison and Kansas City, Kan., and Pekin, Ill.

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